                               TABLE OF CONTENTS



                                                              PAGE
                                                              ----

I.         Plan Benefits                                         1

II.        Eligibility and Enrollment                            1

III.       Cost of the Plan                                      2

IV.        Options at Retirement                                 2

V.         Cost Recovery by Delmarva                             2

VI.        Change in Coverage                                    3

VII.       Insurability                                          3

VIII.      Termination                                           3

IX.        Statement                                             3

X.         Disability                                            4

XI.        Change in Ownership                                   4


I.   PLAN BENEFITS

     Delmarva Power & Light Company, hereinafter referred to as Delmarva, provides all eligible executives an amount of life insurance equal to a minimum of three times their annual salary. This coverage may be provided in two alternative programs. The first option is coverage under the Employee Group Life Insurance Plan, capped at $202,500 of coverage. The second option includes $50,000 of coverage under the Group Life Insurance Plan, and the balance under this Management Life Insurance Plan, hereafter referred to as the Plan. The Plan coverage will be issued under individual policies by the New England Mutual Life Insurance Company. Servicing representative of the Plan is Rockwell Associates of Wilmington, Delaware.

II.  ELIGIBILITY AND ENROLLMENT

     Employees in jobs core graded 19 and above are eligible for participation in this Plan, including employees in the entry grade 18 to a job core graded 19. Eligible employees may elect to continue their coverage under the Group Life Insurance Plan unchanged or may elect to participate under this Plan. If the employee elects this Plan, the employee will be enrolled immediately and coverage in the Plan will be effective the first day of the first full month following enrollment. At this time the employee will become a participant of the Plan and group life insurance coverage will be reduced to $50,000. The participant will then complete an application provided by the Compensation & Benefits Department at Delmarva, which will then be submitted to New England Life. All other necessary forms will be completed and signed at this time. The participant will personally own the management life insurance policy, but will collaterally assign it to Delmarva for cost recovery purposes. As a participant's salary increases, additional insurance may be purchased according to the benefit schedule. The same application procedure will apply.

     As a participant nears retirement, an increase in benefits may adversely affect cash values already in force. As a result, the participant has the right to review and reject the additional coverage.

III. COST OF THE PLAN

     The cost of the Plan is paid for by Delmarva and the employee. Each participant will pay the preferred term rate per $1,000 of life insurance
                                        ----
     coverage.  The balance of the premium will be paid by Delmarva.

IV.  OPTIONS AT RETIREMENT

     At retirement each participant will have the option of electing a combination of (1) a reduced paid-up policy (minimum $20,000 coverage) with an annual cash dividend, (2) a lump sum of cash, or (3) maintaining a life insurance policy at coverage greater than the paid-up value by assuming the premium payments.

V.   COST RECOVERY BY DELMARVA

     Should the employee die before retirement, Delmarva's cost is recovered through the death benefit generated by the Plan, which will always be sufficient to recover total premiums paid by Delmarva and provide the benefits illustrated to the participant in the benefit schedule.

      At the participant's retirement, Delmarva will recover its cost (total premiums paid) out of policy cash values and the balance will be used to support those options listed under Section IV entitled, "Options at Retirement."

VI.   CHANGE IN COVERAGE

      Participants whose salaries increase are eligible to apply for a new policy to reach the benefit amount as shown on the attached schedule. Procedures for additional benefits are the same as the original enrollment procedures. Any such increase will be effective January 1 of each year. If a participant moves into a job core graded below 19, regardless of salary amount, the participant is not eligible for the Plan.

VII.  INSURABILITY

      Delmarva's executive physical is used for medical evidence of insurability -- smokers will be considered a "standard" medical risk. Additional evidence of insurability may be required.

VIII. TERMINATION

      Other than death, disability, or retirement, the participant forfeits all benefits of the Plan.


IX.   STATEMENT

      An Annual Statement will be provided to each participant showing total life insurance benefits under the Plan.

X.   DISABILITY

     In the event a participant becomes disabled, the group life insurance benefit is reduced according to its schedule, and the existing amount of insurance under the Management Life Insurance Plan remains in effect until normal retirement age is reached.

XI.  CHANGE IN OWNERSHIP OR ORGANIZATION

     In the event that Delmarva becomes a party to a merger, consolidation, sale of substantially all of its assets, or other corporate reorganization in which the Company will not be a surviving corporation, or in which the holders of the stock will receive securities of another corporation (in any such case, the "New Company"), then the New Company shall assume the rights and obligations of the Company under this Plan and further will immediately prepay all premiums to any life insurance contract in force, the proceeds of which are intended to fund the annuity obligations under this Plan.

                               PLAN DESCRIPTION

                               TABLE OF CONTENTS



                                                               PAGE
                                                               ----

Plan Description
     Management Life Insurance Benefits                           1
     Management Life Insurance Plan                               3
     --               When Coverage Becomes Effective             3
     --               How the Plan Is Funded                      3
     --               Changes in the Amount of Your Coverage      4
     --               If You Become Disabled                      4
     --               At Retirement                               4
     --               If You Leave Delmarva                       5
     --               An Example                                  5
     --               Definitions                                 8

MANAGEMENT LIFE INSURANCE BENEFITS
______________________________________________________________________________

As part of its overall compensation and benefits package, Delmarva Power & Light Company offers all employees a life insurance benefit of approximately three times annual salary. Employees in jobs core graded 19 and above (including entry grade 18 to a job core graded 19) may elect to participate in the management life insurance program. The following chart shows coverage amounts by salary range.

        SALARY          LIFE INSURANCE AMOUNT
--------------------------------------------

 $50,000 - $64,999         $  150,000

  65,000 -  79,999            200,000

  80,000 -  99,999            250,000

 100,000 - 124,999            325,000

 125,000 - 149,999            400,000

 150,000 - 199,000            550,000

 200,000 - 249,000            700,000

 250,000 - 349,000          1,000,000
--------------------------------------------
 350,000 -    +             1,250,000
--------------------------------------------

If you are eligible, you may choose coverage through:
 .    the Group Life Insurance Plan, up to a maximum term benefit of $202,500, or

 .    a combination of term coverage through the group plan and permanent, individual coverage through the Management Life Insurance Plan.

Term coverage provides a death benefit to your beneficiary if you die while you are employed by Delmarva and covered by the Plan. If you choose the term coverage, Delmarva will pay the premium. However, you will be required to pay imputed income tax on amounts of coverage over $50,000.

Unlike term coverage, the Management Life Insurance Plan has a cash value at retirement, which means the Plan may be used as a long-term savings vehicle as well as a death benefit. If you choose the combination term and permanent coverage, Delmarva will pay the full cost of the $50,000 term coverage and you and Delmarva will share the cost of amounts over $50,000 under the Management Life Insurance Plan.

The remainder of this summary describes your benefits under the Management Life Insurance Plan (also referred to as "the Plan"). You'll find more about your term life insurance coverage in the Survivor Benefits Section in your Employee Handbook.

MANAGEMENT LIFE INSURANCE BENEFITS
______________________________________________________________________________

WHEN COVERAGE BECOMES EFFECTIVE

Coverage under the Management Life Insurance Plan is underwritten by New England Mutual Life Insurance Company. You may enroll in the Plan and designate a beneficiary as soon as you become eligible. As mentioned earlier, you become eligible when you are in a job core graded 19 (or entry grade 18 to a core graded 19 job). Your coverage will become effective on the first day of the month after you enroll, provided New England Mutual approves your application. Approval will be subject to evidence of insurability based on your executive physical and certain other tests that may be required. This process takes several months. Your Group Life Insurance continues in effect, without change, during the application period.

HOW THE PLAN IS FUNDED

You and Delmarva share the cost of coverage under the Management Life Insurance Plan. Because the Plan has a cash value, the total premium is significantly higher than that of term coverage. Delmarva pays most of this cost. Your cost is less than what the premium would be if the coverage were term, rather than permanent, coverage.

Although you actually own the policy, you assign part of the policy to Delmarva. This ensures that, in the event of your death before retirement, Delmarva will recover its cost to provide the coverage through the cash value portion of the Plan. Your beneficiary will receive the death benefit, which is the amount shown in the chart on page 1.

CHANGES IN THE AMOUNT OF YOUR COVERAGE

As your salary increases, you'll have the option of increasing life insurance benefits as well (based on the available coverage amounts outlined on page 1). The application procedure for additional amounts is the same process that is required for the initial enrollment. Increases will become effective on January 1 of each year, based on your salary on that date.

IF YOU BECOME DISABLED

In case of disability, the portion of your coverage that is provided under the group life insurance plan will be reduced according to that plan's schedule. The existing amount of coverage under the Management Life Insurance Plan will remain in effect until you reach normal retirement age (age 65). You will continue to pay your share of the premium until age 65.

AT RETIREMENT

When you retire, Delmarva will recover its cost for the Plan. With the remaining cash value, you'll have the following three options which you may choose in the combination that best suits your individual situation:

 .    a reduced, paid-up policy with a death benefit of at least $20,000 and an annual cash dividend,

 .    a lump sum of cash, or

 .    to continue a policy that exceeds the paid-up value. In this case, you will assume full premium payments.

IF YOU LEAVE DELMARVA

If your employment terminates for any reason other than retirement, disability or death, you will forfeit all benefits under the Management Life Insurance Plan.

AN EXAMPLE

The following example shows how the Management Life Insurance Plan works. The example assumes that premium payments will be required for 10 years. After 10 years, dividends will cover the premiums necessary to maintain the policy. It is important to note that while dividends typically cover the cost after 10 years, dividends cannot be guaranteed.

Assumptions:
-----------
Age when policy begins:              45
*Salary                      $  100,000
*Life Insurance Amount       $  325,000
Annual Premium:              $10,021.90

* For purposes of this example, these amounts are constant. Increased amounts of coverage would result in increased premiums.

          MANAGEMENT LIFE INSURANCE PLAN FUNDING

                                    PREMIUM PAYMENTS
                            ------------------------------
            YEAR                EMPLOYEE        DELMARVA
----------------------------------------------------------

             1                  $  269.75       $ 9,752.15
----------------------------------------------------------
             2                  $  286.00       $ 9,735.90
----------------------------------------------------------
             3                  $  308.75       $ 9,713.15
----------------------------------------------------------
             4                  $  328.25       $ 9,693.65
----------------------------------------------------------
             5                  $  351.00       $ 9,670.90
----------------------------------------------------------
             6                  $  367.25       $ 9,654.65
----------------------------------------------------------
             7                  $  383.50       $ 9,638.40
----------------------------------------------------------
             8                  $  403.00       $ 9,618.90
----------------------------------------------------------
             9                  $  422.50       $ 9,599.40
----------------------------------------------------------
             10                 $  445.25       $ 9,576.65
----------------------------------------------------------
           Total                $3,565.25       $96,653.75
----------------------------------------------------------

In this example, the employee will have paid $3,565.25 over a ten year period and no additional payments will be required. However, he or she will pay imputed income tax on the premium amount that is covered by dividends.

If the employee dies before retirement, Delmarva will recover its cost of $96,653.75 and the employee's beneficiary will receive a benefit of $325,000. As an example, at normal retirement, this employee may choose:

     --   a lump sum cash payment of $135,283,
     --   a paid-up policy with a death benefit of $273,024,
     -- to pay premiums for a policy that offers a higher level of coverage than the paid-up policy.

The above amount would be reduced if the employee were to take early retirement.

DEFINITIONS

______________________________________________________________________________
Term Coverage                       Coverage in effect only while employee works
                                    for Delmarva and is covered under Group Life
                                    Insurance Plan.

Permanent Coverage                  Death benefit payable to beneficiary if
                                    employee dies while covered under Management
                                    Life Insurance Plan. Employee may surrender policy for cash at retirement.

Cash Value                          Amount payable in exchange for policy;
                                    increases over lifetime of policy. Delmarva recovers its cost for coverage from cash value. At retirement, employee may elect cash value, less Delmarva's cost, in lieu of life insurance coverage.

Paid-up Policy                      Permanent policy that has been paid in full
                                    and no additional premium is required.
                                    Dividends are paid in cash rather than used to pay premiums.

                         MANAGEMENT LIFE INSURANCE PLAN
                                  AT-A-GLANCE

MANAGEMENT LIFE INSURANCE PLAN AT-A-GLANCE

______________________________________________________________________________
Eligibility                   Jobs core graded 19 and above, including entry
                              grade 18. Participation is at election of employee

Cost                          Shared by Delmarva and employee

Coverage Amount               Approximately three times salary

Type of Coverage              $50,000 term; remainder permanent

Death Benefit                 Payable to beneficiary

Cash Value                    Sufficient to recover Delmarva's cost; available
                              at retirement in lieu of policy

Options at Retirement         Combination of:
                              .      Reduced, paid-up policy
                              .      Lump sum payment
                              .      Policy that exceeds paid-up value

In Event of Disability        Reduction in term benefit; continuation of
                              permanent coverage

Upon Termination              Coverage ceases, cash value forfeited

Permanent Coverage            Provided by New England Mutual Life Insurance
                              Company